EXHIBIT 16.1
April 23, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by FGI Industries Ltd. under Item 4.01 of its Form 8-K dated April 23, 2026. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of FGI Industries Ltd. contained therein.

Very truly yours,

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.